SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549
                                FORM 15


     Certification and Notice of Termination of Registration under
 Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities
                        Exchange Act of 1934.


                    Commission File Number 0-14702

                   Infinity Broadcasting Corporation
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        (Exact name of registrant as specified in its charter)

                          40 West 57th Street
                       New York, New York 10019
                            (212) 314-9200
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          (Address, including zip code, and telephone number,
  including area code, of registrant's principal executive offices)


              10 3/8% Senior Subordinated Notes Due 2002
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       (Title of each class of Securities covered by this Form)


      (Titles of all other classes of securities for which a duty
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         to file reports under section 13(a) or 15(d) remains)

Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)         [X]         Rule 12h-3(b)(1)(i)         [X]

Rule 12g-4(a)(1)(ii)        [ ]         Rule 12h-3(b)(i)(ii)        [ ]

Rule 12g-4(a)(2)(i)         [ ]         Rule 12h-3(b)(2)(i)         [ ]

Rule 12g-4(a)(2)(ii)        [ ]         Rule 12h-3(b)(2)(ii)        [ ]

                                        Rule 15d-6                  [ ]

Approximate number of holders of record as of the certification or notice date: Less than 300.

Pursuant to the requirements of the Securities Exchange Act of 1934 Infinity Broadcasting Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 31, 1996
                                            By: /s/ Farid Suleman
                                                -----------------
                                            Name: Farid Suleman
                                            Title: Chief Financial Officer